For Immediate Release
Contacts: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777 Extension 219

INSPIRE DISCONTINUES RETINAL DISEASE DRUG DEVELOPMENT PROGRAM

DURHAM, NC -- January 20, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that it has discontinued two Phase 2 pilot clinical trials of denufosol tetrasodium intravitreal injection (INS37217 Ophthalmic) in patients with macular edema and has no plans to conduct any further studies of denufosol for the treatment of retinal disease.

The two pilot trials of denufosol were initiated in the second and third quarters of 2005. The first trial was targeted to enroll 15 patients with persistent macular edema associated with uveitis. Data from this trial was reviewed following the treatment and evaluation of 12 patients. There were no significant safety or tolerability issues identified in the trial. The data did not demonstrate improvement in either reduction of retinal thickness or improvement in visual acuity. The second trial was targeted to enroll 15 patients with persistent macular edema following cataract surgery. No patients had yet enrolled in the second trial. Inspire has stopped enrollment in both trials, but will continue to follow the treated patients for safety for a period of one year, as specified in the protocol.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, commented, "During our recent portfolio review process, we prioritized our research and development programs and decided to discontinue the retinal program so that we can apply our resources to programs with higher potential value. Our utilization of small pilot trials to explore potential new indications enables us to gather information quickly and make prudent development decisions efficiently, thereby minimizing the time and expense of drug development."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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